                            Exhibit 99.1

Nesco Holdings, Inc. Reports Fourth Quarter and Full Year 2020 Financial Results

Fourth Quarter Highlights
All metrics compared to fourth quarter 2019 unless otherwise noted

•Total revenue increased 7.8% to $83.3 million
•Equipment Rental and Sales (ERS) segment revenue increased 7.3% to $65.2 million
•Parts, Tools and Accessories (PTA) segment revenue increased 9.6% to $18.0 million
•Adjusted EBITDA decreased 9.2% to $32.3 million
•Net loss of $7.3 million compared to net income of $3.1 million
•Free cash flow increased to $28.5 million from negative $2.6 million
•Announced acquisition of Custom Truck to create industry-leading specialty equipment rental platform with a combined fleet of 8,800 units and more than $1.3 billion in original equipment cost

Full Year 2020 Highlights
All metrics compared to 2019 unless otherwise noted

•Total revenue increased 14.7% to $302.7 million
•Equipment Rental and Sales (ERS) segment revenue increased 9.1% to $236.6 million
•Parts, Tools and Accessories (PTA) segment revenue increased 40.1% to $66.2 million
•Adjusted EBITDA decreased 7.0% to $118.6 million
•Net loss of $21.3 million compared to a net loss of $27.1 million
•Free cash flow increased to $13.3 million from negative $62.5 million
•Available liquidity of $93.6 million as of December 31, 2020

FORT WAYNE, IN, March 8, 2021 – Nesco Holdings, Inc. (NYSE: NSCO, “Nesco” or the “Company”), a leading provider of specialty rental equipment to the electric utility, telecom and rail infrastructure end markets, today reported financial results for its fourth quarter and fiscal year ended December 31, 2020.
Total revenue in the fourth quarter was $83.3 million, an increase of 7.8% from the fourth quarter of 2019, as increased equipment sales and growth in PTA more than offset the negative impact of COVID-19 related project delays.
For the full year 2020, the Company reported total revenue of $302.7 million, an increase of 14.7%, primarily due to higher equipment sales and the acquisition of Truck Utilities.
Adjusted EBITDA was $32.3 million in the fourth quarter, a decrease of 9.2% from $35.6 million in the fourth quarter of 2019. For the full year 2020, Adjusted EBITDA was $118.6 million, a decrease of 7.0% from $127.5 million in 2019. In both periods, the declines in adjusted EBITDA were primarily due to lower fleet utilization resulting from project delays associated with COVID-19, partially offset by increases in equipment sales and growth in PTA.
A net loss of $7.3 million for the fourth quarter compared to net income of $3.1 million in the fourth quarter of 2019. The Company reported a net loss of $21.3 million for 2020, compared to a net loss of $27.1 million in 2019. The Company recognized a one-time income tax benefit in the third quarter of $23.7 million related to a reduction of the deferred income tax valuation allowance.
“Our positive momentum in the latter part of the third quarter and throughout the fourth quarter helped us achieve record quarterly revenue in both our ERS and PTA segments,” said Lee Jacobson, Chief Executive Officer of Nesco. “The recovery continues to build in 2021 as new project releases gained pace in the second half of January and carried into February. We believe a bright future lies ahead for Nesco, with strong, multi-year tailwinds in our end markets and countless new opportunities from our strategic combination with Custom Truck.”
“During the fourth quarter, we continued to capitalize on improving demand across all of our end markets, maintaining disciplined cost control and capital investments, and driving free cash flow,” said Josh Boone, Chief Financial Officer of Nesco. “We were successful on all these fronts in the fourth quarter, generating positive free cash flow for the third consecutive quarter and the full year, while improving our liquidity position, to nearly $94 million at year-end.”

ACQUISITION OF CUSTOM TRUCK
As previously announced, on December 3, 2020, Nesco entered into a definitive agreement to acquire Custom Truck One Source, LP ("Custom Truck"). The combination will create a leading, one-stop shop for specialty rental equipment serving highly attractive and growing infrastructure end markets, including transmission and distribution ("T&D"), telecom, rail and other national infrastructure initiatives. Due to complementary business lines, customer bases and capabilities, the combined specialty equipment platform is expected to yield significant benefits from increased scale, broader product and service offerings and expanded geographic coverage with a combined fleet of 8,800 specialty equipment rental units and more than $1.3 billion original equipment cost.
The transaction has been approved by Nesco Holdings' shareholders and is on track to close in the first quarter of 2021.
FOURTH QUARTER REVENUE BY SEGMENT
All metrics compared to fourth quarter 2019 unless otherwise noted

Equipment Rental and Sales Segment (78.4% of revenue)
•Revenue increased 7.3% to $65.2 million, compared to $60.8 million
•Equipment rental revenue decreased 5.5% to $47.2 million, compared to $50.0 million
◦Average equipment on rent decreased 2.3% to $502.9 million due to COVID-19 related project delays
◦Fleet utilization declined 5.9% to 77.9%
•Equipment sales revenue increased 66.2% to $18.0 million due to an increase in new and used equipment sales
Parts, Tools and Accessories Segment (21.6% of revenue)
•Revenue increased 9.6% to $18.0 million, compared to $16.4 million
•Parts rental revenue of $4.1 million was flat when compared to the same period in 2019 due to COVID-19 related project delays
•Parts sales and service revenue increased 12.8% to $13.9 million primarily due to the acquisition of Truck Utilities

FULL YEAR REVENUE BY SEGMENT
All metrics compared to 2019 unless otherwise noted

Equipment Rental and Sales Segment (78.1% of revenue)
•Revenue increased 9.1% to $236.6 million, compared to $216.8 million
•Equipment rental revenue decreased 1.5% to $179.9 million, compared to $182.7 million
◦Average equipment on rent increased 0.6% to $482.0 million; the Company invested to grow the fleet in 2019 and in the first half of 2020, which resulted in increased equipment on rent year-over-year despite mid-year headwinds resulting from COVID-19 related project delays
◦Fleet utilization declined 10.1% to 74.6%
•Equipment sales revenue increased 66.2% to $56.6 million due to an increase in new and used equipment sales and a concerted effort to market and sell aging units
Parts, Tools and Accessories Segment (21.9% of revenue)
•Revenue increased 40.1% to $66.2 million, compared to $47.2 million
•Parts rental revenue increased 1.8% to $15.6 million when compared to same period in 2019, mainly due to an expansion of PTA locations in 2019 to create a national footprint, which offset the negative impact of COVID-19 related projected delays
•Parts sales and service revenue increased 58.4% to $50.6 million, primarily due to the acquisition of Truck Utilities

LIQUIDITY AND CASH FLOW
The Company had cash of $3.4 million and availability of $90.2 million under its asset-based credit facility, for total liquidity of $93.6 million as of December 31, 2020, a $24.6 million sequential quarterly improvement. Net debt outstanding, including capital leases, was $735.5 million as of December 31, 2020, a decrease of $29.3 million compared to the end of the third quarter.
For the full year 2020, Nesco reported positive cash flow from operating activities of $42.8 million, an increase of $24.0 million compared to 2019. Net cash outflow from investing activities of $29.3 million in 2020 improved from $129.7 million when compared to 2019 as Nesco curtailed capital expenditures and increased sales of rental equipment. Free cash flow increased to $13.3 million in 2020 from negative free cash flow of $62.5 million in 2019.
Total net capital expenditures in 2020 were $29.5 million. Gross capital expenditures, which include purchases of rental fleet and property and equipment, were $68.4 million. The Company received $38.9 million from the sale of rental equipment and parts, as well as insurance proceeds from damaged equipment.
CONFERENCE CALL INFORMATION
With the upcoming transaction, the Company will not be hosting a conference call at this time. The Company will be scheduling a conference call at a later date to discuss its financial results, provide a market update, as well as to provide an update related to the acquisition of Custom Truck.

NON-GAAP FINANCIAL MEASURES
The Company uses a variety of operational and financial metrics, including financial measures that do not conform with Generally Accepted Accounting Principles (GAAP), to analyze its performance and financial condition. These include adjusted EBITDA, free cash flow, fleet utilization, original equipment cost (OEC) on rent and net capital expenditures, among other metrics. The Company utilizes these financial measures to manage its business on a day-to-day basis and believes they are the most relevant measures of performance. Some of these measures are commonly used in the specialty rentals industry to evaluate performance. The Company believes these non-GAAP measures provide greater insights about its revenue and cost performance, in addition to standard GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures, and as such, they may not be comparable to measures used by other companies within the industry. The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or to be superior to, the financial information prepared and presented in accordance with GAAP. The definitions of non-GAAP financial measures along with a reconciliation of non-GAAP financial information to GAAP are included in the supplemental financial schedules.
ABOUT NESCO
Nesco is one of the largest providers of specialty equipment, parts, tools, accessories and services to the electric utility transmission and distribution, telecommunications and rail markets in North America. Nesco offers its specialized equipment to a diverse customer base for the maintenance, repair, upgrade and installation of critical infrastructure assets, including electric lines, telecommunications networks and rail systems. Nesco's coast-to-coast rental fleet of more than 4,500 units includes aerial devices, boom trucks, cranes, digger derricks, pressure drills, stringing gear, hi-rail equipment, repair parts, tools and accessories. For more information, please visit investors.nescospecialty.com.
FORWARD-LOOKING STATEMENTS
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Nesco’s management’s control, that could cause actual results or outcomes to differ materially from those discussed in this press release. This press release is based on certain assumptions that Nesco's management has made in light of its experience in the industry, as well as Nesco’s perceptions of historical trends, current conditions, expected future developments and other factors Nesco believes are appropriate in these circumstances. As you read and consider this press release, you should understand that these statements are not guarantees of performance or results. Many factors could affect Nesco’s actual performance and results and could cause actual results to differ materially from those expressed in this press release. All forward-looking statements attributable to Nesco or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. Important factors, among others, that may affect actual results or outcomes include: the impact of the COVID-19 pandemic on Nesco's business and operations as well as the overall economy; Nesco's ability to complete its pending transaction with Custom Truck and the related private placement of notes; Nesco’s ability to execute on its plans to develop and market new products and the timing of these development programs; Nesco’s estimates of the size of the markets for its solutions; the rate and degree of market acceptance of Nesco’s solutions; the success of other competing technologies that may become available; Nesco’s ability to identify and integrate acquisitions, including Nesco’s ability to integrate its anticipated transaction with Custom Truck and realize the anticipated benefits thereof; the performance and security of Nesco’s services; potential litigation involving Nesco; and general economic and market conditions impacting demand for Nesco’s services. For a more complete description of these and other possible risks and uncertainties, please refer to Nesco's Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission on March 16, 2020, and as updated by Nesco's quarterly reports on Form 10-Q.
INVESTOR CONTACT
Josh Boone, CFO
(800) 252-0043
investors@nescospecialty.com

Nesco Holdings, Inc.
Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in $000s except per share data)	2020	2019	2020	2019
Revenue
Rental revenue	$51,387	$54,125	$195,490	$197,996
Sales of rental equipment	11,948	8,600	31,533	23,767
Sales of new equipment	6,056	2,232	25,099	10,308
Parts sales and services	13,864	12,289	50,617	31,964
Total revenues	83,255	77,246	302,739	264,035
Cost of revenue
Cost of rental revenue	17,837	13,313	59,030	50,829
Depreciation of rental equipment	19,257	19,270	78,532	70,568
Cost of rental equipment sales	9,161	7,649	25,615	20,302
Cost of new equipment sales	4,951	1,902	21,792	8,520
Cost of parts sales and services	8,311	10,131	39,150	25,052
Major repair disposals	671	694	2,177	2,216
Total cost of revenue	60,188	52,959	226,296	177,487
Gross profit	23,067	24,287	76,443	86,548
Operating expenses
Selling, general, and administrative	12,195	9,960	43,464	34,667
Licensing and titling	702	690	2,945	2,617
Amortization and non-rental depreciation	940	858	3,248	3,122
Transaction expenses	5,554	247	6,627	7,641
Asset impairment	—	—	—	657
Other operating expenses	702	613	2,911	1,826
Total operating expenses	20,093	12,368	59,195	50,530
Operating income	2,974	11,919	17,248	36,018
Other expense
Loss on extinguishment of debt	—	—	—	4,005
Interest expense, net	15,384	16,985	63,200	63,361
Other expense, net	(846)	(855)	5,399	1,690
Total other expense	14,538	16,130	68,599	69,056
Loss before income taxes	(11,564)	(4,211)	(51,351)	(33,038)
Income tax expense (benefit)	(4,233)	(7,316)	(30,074)	(5,986)
Net Income (Loss)	$(7,331)	$3,105	$(21,277)	$(27,052)
Income (Loss) Per Share:
Basic and diluted	$(0.15)	$0.06	$(0.43)	$(0.82)

Nesco Holdings, Inc.
Condensed Consolidated Balance Sheets (unaudited)

(in $000s, except share data)	December 31, 2020	December 31, 2019
Assets
Current Assets
Cash	$3,412	$6,302
Accounts receivable, net of allowance of $6,372 and $4,654, respectively	60,933	71,323
Inventory	31,367	33,001
Prepaid expenses and other	7,530	5,217
Total current assets	103,242	115,843
Property and equipment, net	6,269	6,561
Rental equipment, net	335,812	383,420
Goodwill and other intangible assets, net	305,631	308,747
Deferred income taxes	16,952	—
Notes receivable	498	713
Total assets	$768,404	$815,284
Liabilities and Stockholders' Deficit
Current Liabilities
Accounts payable	$31,829	$41,172
Accrued expenses	31,991	27,590
Deferred rent income	975	2,270
Current maturities of long-term debt	1,280	1,280
Current portion of capital lease obligations	5,276	5,451
Total current liabilities	71,351	77,763
Long term debt, net	715,858	713,023
Capital leases	5,250	22,631
Deferred income taxes	—	12,288
Interest rate collar	7,012	1,709
Total long-term liabilities	728,120	749,651

Commitments and contingencies

Stockholders' Deficit
Common stock - $0.0001 par value, 250,000,000 shares authorized, 49,156,753 and 49,033,903 issued and outstanding, at December 31, 2020 and 2019, respectively	5	5
Additional paid-in capital	434,917	432,577
Accumulated deficit	(465,989)	(444,712)
Total stockholders' deficit	(31,067)	(12,130)
Total Liabilities and Stockholders' Deficit	$768,404	$815,284

Nesco Holdings, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)

	Twelve Months Ended December 31,
(in $000s)	2020	2019
Operating activities
Net loss	$(21,277)	$(27,052)
Adjustments to reconcile net loss to net cash flow from operating activities:
Depreciation	79,559	71,548
Amortization - intangibles	3,153	3,008
Amortization - financing costs	3,290	2,913
Provision for losses on accounts receivable	3,765	3,292
Share-based payments	2,357	1,014
Gain on sale of equipment - rental fleet	(7,215)	(5,542)
Gain on insurance proceeds - damaged equipment	(781)	(538)
Major repair disposals	2,177	2,216
Loss on extinguishment of debt	—	4,005
Asset impairment	—	657
Change in fair value of derivative	5,303	1,709
Deferred tax (benefit) expense	(28,810)	(6,861)
Changes in assets and liabilities:
Accounts receivable	7,061	(17,073)
Inventory	(9,642)	(22,683)
Prepaid expenses and other	(2,313)	(2,578)
Accounts payable	3,113	7,547
Accrued expenses and other liabilities	4,384	6,560
Unearned income	(1,295)	(3,350)
Net cash flow from operating activities	42,829	18,792

Investing activities
Cash paid for business acquisition, net of cash required	—	(48,425)
Purchase of equipment - rental fleet	(67,546)	(106,641)
Proceeds from sale of equipment and parts	34,923	26,794
Insurance proceeds from damaged equipment	4,010	1,658
Purchase of property and equipment	(874)	(3,065)
Other	173	—
Net cash flow from investing activities	(29,314)	(129,679)

Financing activities
Proceeds from issuance of long-term debt	—	475,000
Borrowings under revolving credit facilities	86,178	313,000
Repayments under revolving credit facilities	(85,208)	(272,000)
Repayments of short-term debt	(1,146)	(527,531)
Capital lease payments	(15,950)	(5,201)
Proceeds from merger and recapitalization	—	147,269
Finance fees paid	(279)	(15,488)
Net cash flow from financing activities	(16,405)	115,049
Net change in cash	(2,890)	4,162
Cash at Beginning of Period	6,302	2,140
Cash at End of Period	$3,412	$6,302

	Twelve Months Ended December 31,
(in $000s)	2020	2019
Supplemental Cash Flow Information
Cash paid for interest	$60,340	$53,595
Cash paid for income taxes	646	455
Non-Cash Investing and Financing Activities:
Transfer of inventory to rental equipment	10,851	5,804
Rental equipment and property and equipment purchases in accounts payable	9,122	21,643
Rental equipment sales in accounts receivable	5,120	4,684
Extinguishment of capital lease obligations	1,608	—
Customer note receivable	—	972
Settlement of note payable with common stock	—	25,000

Nesco Holdings, Inc.
Adjusted EBITDA Reconciliation (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in $000s)	2020	2019	2020	2019
Net loss	$(7,331)	$3,105	$(21,277)	$(27,052)
Interest expense	15,384	16,985	63,200	63,361
Income tax expense (benefit)	(4,233)	(7,316)	(30,074)	(5,986)
Depreciation expense	19,479	19,444	79,559	71,548
Amortization expense	920	836	3,153	3,008
EBITDA	24,219	33,054	94,561	104,879
Adjustments:
Non-cash purchase accounting impact (1)	1,025	940	2,510	1,802
Transaction and process improvement costs (2)	6,562	1,190	11,660	15,866
Major repairs (3)	671	694	2,177	2,216
Share-based payments (4)	688	551	2,357	1,014
Change in fair value of derivative (5)	(846)	(843)	5,303	1,709
Adjusted EBITDA	$32,319	$35,586	$118,568	$127,486

Adjusted EBITDA is defined as net income (loss) plus interest expense, provision for income taxes, depreciation and amortization, and further adjusted for (1) non-cash purchase accounting impact, (2) transaction and process improvement costs, including the effect of the cessation of operations in Mexico, (3) major repairs, (4) share-based payments, (5) other non-recurring items, if any, and (6) the change in fair value of derivative instruments. This non-GAAP measure is subject to certain limitations.
(1) Represents the non-cash impact of purchase accounting, net of accumulated depreciation, on the cost of equipment sold. The equipment acquired received a purchase step-up in basis, which is a non-cash adjustment to the equipment cost pursuant to our credit agreement.
(2) 2020: Represents transaction costs related to the pending acquisition of Custom Truck, as well as, our acquisition of Truck Utilities; 2019: Represents transaction expenses related to merger activities associated with the transaction with Capitol that was consummated on July 31, 2019. These expenses are comprised of professional consultancy, legal, tax and accounting fees. Also included are costs of startup activities (which include training, travel, and process setup costs) associated with the rollout of new PTA locations that occurred throughout the prior year into the first half of the current year. Finally, the expenses associated with the closure of its Mexican operations, which closure activities commenced in the third quarter of 2019, are also included for the periods presented. Pursuant to our credit agreement, the cost of undertakings to effect such cost savings, operating expense reductions and other synergies, as well as any expenses incurred in connection with acquisitions, are amounts to be included in the calculation of Adjusted EBITDA.
(3) Represents the undepreciated cost of replaced vehicle chassis and components from heavy maintenance, repair and overhaul activities associated with our fleet, which is an adjustment pursuant to our credit agreement.
(4) Represents non-cash stock compensation expense associated with the issuance of stock options and restricted stock units.
(5) Represents the charge to earnings for our interest rate collar (which is an undesignated hedge).

Fleet Metrics (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in $000s)	2020	2019	2020	2019
Average OEC on rent	$502,949	$514,552	$482,016	$478,967
Fleet utilization	77.9%	83.8%	74.6%	84.7%
OEC on rent yield	35.7%	37.0%	36.0%	36.9%
OPERATIONAL AND FINANCIAL METRICS
Average OEC on rent. OEC on rent is the original equipment cost of units rented to customers at a given point in time. Average OEC on rent is calculated as the weighted-average OEC on rent during the stated period.
Fleet utilization. Fleet utilization is defined as the total number of days the rental equipment was rented during a specified period of time divided by the total number of days available during the same period and weighted based on OEC.
OEC on rent yield. OEC on rent yield (“ORY”) is a measure of return realized by our on rental fleet during a 12-month period. ORY is calculated as rental revenue (excluding freight recovery and ancillary fees) during the stated period divided by the Average OEC on Rent for the same period. For period less than 12 months, the ORY is adjusted to an annualized basis.

Segment Performance (unaudited)

	Three Months Ended December 31,
	2020			2019
(in $000s)	ERS	PTA	Total	ERS	PTA	Total
Rental revenue	$47,240	$4,147	$51,387	$49,985	$4,140	$54,125
Sales of rental equipment	11,948	—	11,948	8,600	—	8,600
Sales of new equipment	6,056	—	6,056	2,232	—	2,232
Parts sales and services	—	13,864	13,864	—	12,289	12,289
Total revenue	65,244	18,011	83,255	60,817	16,429	77,246
Cost of revenue	31,336	9,595	40,931	21,279	12,410	33,689
Depreciation of rental equipment	18,311	946	19,257	18,030	1,240	19,270
Gross Profit	$15,597	$7,470	$23,067	$21,508	$2,779	$24,287

	Twelve Months Ended December 31,
	2020			2019
(in $000s)	ERS	PTA	Total	ERS	PTA	Total
Rental revenue	$179,933	$15,557	$195,490	$182,720	$15,276	$197,996
Sales of rental equipment	31,533	—	31,533	23,767	—	23,767
Sales of new equipment	25,099	—	25,099	10,308	—	10,308
Parts sales and services	—	50,617	50,617	—	31,964	31,964
Total revenue	236,565	66,174	302,739	216,795	47,240	264,035
Cost of revenue	103,547	44,217	147,764	76,573	30,346	106,919
Depreciation of rental equipment	74,376	4,156	78,532	66,228	4,340	70,568
Gross Profit	$58,642	$17,801	$76,443	$73,994	$12,554	$86,548

Net Capital Expenditures (unaudited)

	Twelve Months Ended December 31,
(in $000s)	2020	2019
Purchase of equipment - rental fleet	$67,546	$106,641
Purchase of other property and equipment	874	3,065
Total Capital Expenditures	68,420	109,706
Less:
Proceeds from sale of equipment and parts	(34,923)	(26,794)
Insurance proceeds from damaged equipment	(4,010)	(1,658)
Net Capital Expenditures	$29,487	$81,254

Free Cash Flow (unaudited)

	Twelve Months Ended December 31,
(in $000s)	2020	2019
Net cash flow from operating activities	$42,829	$18,792
Net capital expenditures	(29,487)	(81,254)
Free cash flow	$13,342	$(62,462)